Exhibit 99.2

       PERMA-FIX ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL 2005

                      * 2005 Record Revenues Increase 10.2%
          * 2005 Net Income Grows to a Record $3.6 million vs a Loss of
                              $19.6 million in 2004

    ATLANTA, March 7 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (BSE: PESI) (Germany: PES.BE) today announced financial results for the fourth quarter and fiscal 2005. Revenues for the quarter ended December 31, 2005, totaled $21.5 million, compared to $22.8 million for the same period in 2004. Revenue for the Industrial Segment was $9.5 million, down $704,000 principally due to the contract termination from a major home improvement chain, which was announced in October 2005. Revenue for the Nuclear Segment was $11.3 million, a $526,000 decrease from the 2004 fourth quarter. We have continued to work with the government to smooth out the waste shipments and as a result have experienced more consistent receipts throughout 2005. However, from a comparative perspective, the fourth quarter of 2004 reflected the benefit of several larger shipments and certain surcharges recorded during the period. Although the fourth quarter of this year was down, the Nuclear Segment finished overall higher in 2005, as noted below.

    Net income, applicable to Common Stock, for the fourth quarter 2005 was $541,000 or $.01 per share compared to $4,000 for the same period in 2004. In the 2005 fourth quarter, the Company had income from discontinued operations of $289,000 as a result of a gain of $510,000 from the final Michigan insurance settlement. Discontinued operations includes the Michigan facility which was shut down in 2004 and the Pittsburgh, Pennsylvania, facility which was shut down in November 2005.

    The table below presents certain financial information for the business segments, excluding allocation of corporate expenses.

                               Quarter Ended                              Quarter Ended
                             December 31, 2005                          December 31, 2004
                 ----------------------------------------   ----------------------------------------
                 Industrial       Nuclear     Engineering   Industrial       Nuclear     Engineering
                 -----------    -----------   -----------   -----------    -----------   -----------
                                                    (In thousands)
Net revenues     $     9,475    $    11,282   $       708   $    10,179    $    11,808   $       803
Gross profit           1,450          4,149           186         2,064          4,469           169
Segment profit
 (loss)               (1,064)         2,430            48        (3,022)         2,737            70

    For the twelve months ended December 31, 2005, revenues increased by approximately 10.2% to a record $90.9 million, compared to $82.5 million in 2004. Results for fiscal 2005 reflect a 10.7% increase in revenue from the Nuclear Segment to $47.2 million, and an 11.4% increase in revenue from the Industrial Segment to $40.8 million. The increase in the Nuclear Segment was principally attributable to the Company's continued expansion within the mixed waste market, including new government and commercial contract awards.

    For the twelve months ended December 31, 2005, net income, applicable to Common Stock, totaled $3.6 million or $.08 per share, compared to a loss of $19.6 million or $.48 per share in 2004. Results for 2005 include income from discontinued operations of $670,000.

    The table below presents certain financial information for the business segments, excluding allocation of corporate expenses.

                            Twelve Months Ended                        Twelve Months Ended
                             December 31, 2005                          December 31, 2004
                 ----------------------------------------   ----------------------------------------
                 Industrial       Nuclear     Engineering   Industrial       Nuclear     Engineering
                 -----------    -----------   -----------   -----------    -----------   -----------
                                                    (In thousands)
Net revenues     $    40,768    $    47,245   $     2,853   $    36,600    $    42,679   $     3,204
Gross profit           6,627         18,100           669         6,160         16,741           812
Segment profit        (1,762)        10,141           182       (12,900)         9,240           376
 (loss)

    Dr. Louis F. Centofanti, Chairman and CEO, commented, "We are pleased with the progress that Perma-Fix has made over the past year. We have achieved revenue increases in our two major segments, which resulted in record revenues on a consolidated basis for 2005, record revenues for our Nuclear Segment for 2005, four profitable quarters from continuing operations and a very positive change in our net income for the year. All the while, we have been executing our plans to increase revenue, efficiency and profitability. We continue to strengthen our balance sheet and have significantly improved our liquidity and working capital position this year. We believe that 2006 will be a very exciting year of growth for Perma-Fix."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The company operates nine major waste treatment facilities across the country.

    This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the company, our increased revenue, efficiency and profitability and 2006 being a very exciting year of growth for Perma-Fix. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to apply and market its technologies, neither the government nor any party which has granted the Company a material contract terminates their contract prior to expiration of the term of the contract, and satisfactory resolution of the actions brought relating to air issues at our Dayton, Ohio and Tulsa, Oklahoma facilities. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

                    Please visit us on the World Wide Web at
                           http://www.perma-fix.com .

                             FINANCIAL TABLE FOLLOWS

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the periods ended December 31

(Amounts in Thousands,             Three Months             Twelve Months
 Except for Share             ------------------------------------------------
 Amounts)                       2005         2004         2005         2004
                              ---------    ---------    ---------    ---------
Net Revenues                  $  21,465    $  22,790    $  90,866    $  82,483
Cost of goods sold               15,680       16,088       65,470       58,770
  Gross Profit                    5,785        6,702       25,396       23,713
Selling, general and
 administrative expenses          5,078        5,521       20,443       18,461
Loss (gain) on disposal
 or impairment of fixed
 assets                              (1)          (2)        (334)         994
Impairment loss on
 intangible assets                   --        1,901           --        9,002
  Income (loss) from
   operations                       708         (718)       5,287       (4,744)

Other income (expense):
  Interest income                   126            1          133            3
  Interest expense                 (418)        (486)      (1,594)      (2,020)
  Interest expense -
   financing fees                   (48)        (112)        (318)      (2,191)
  Other                               8         (442)           7         (456)

Income (loss) from
 continuing operations
 before taxes                       376       (1,757)       3,501       (9,408)

Income Taxes                        108            6          432          169

Income (loss) from
 continuing operations              268       (1,763)       3,069       (9,577)

Discontinued operations:
  Income (loss) from
   discontinued operations          289        1,158          670         (606)
  Income (loss) on disposal
   of discontinued
   operations                        --          657           --       (9,178)
    Total income (loss)
     from discontinued
     operations                     289        1,815          670       (9,784)

Net income (loss)                   557           52        3,739      (19,361)

Preferred Stock dividends           (16)         (48)        (156)        (190)

Net income (loss)
 applicable to Common Stock   $     541    $       4    $   3,583    $ (19,551)
Net income (loss) per
 common share - basic:
  Continuing operations       $     .01    $    (.04)   $     .07    $    (.24)
  Discontinued operations            --          .04          .01         (.24)
  Net income (loss) per
   common share               $     .01          $--    $     .08    $    (.48)

Net income (loss) per
 common share - diluted:
  Continuing operations       $     .01    $    (.04)   $     .07    $    (.24)
  Discontinued operations            --          .04          .01         (.24)
  Net income (loss) per
   common share               $     .01    $      --    $     .08    $    (.48)

Number of shares and
 potential common shares
 Used in computing net
 income (loss) per share:
  Basic                          44,754       41,747       42,605       40,478
  Diluted                        47,512       43,947       44,804       40,478

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                As of December 31

(Amounts in Thousands,
 Except for Share Amounts)                                    2005            2004
-------------------------------------------------------   ------------    ------------
ASSETS
Current assets
  Cash                                                    $         94    $        215
  Restricted cash                                                  511              60
  Accounts receivable, net of allowance for doubtful
   accounts of $512 and $560                                    16,609          17,408
  Unbilled receivables                                          11,948           9,518
  Prepaid expenses and other                                     3,656           3,810
  Current assets of discontinued operations                         60           1,883
    Total current assets                                        32,878          32,894

  Net property and equipment                                    44,480          46,898
  Net property and equipment of discontinued operations            806             963
  Permits                                                       13,188          12,895
  Goodwill                                                       1,330           1,330
  Finite Risk Sinking Fund                                       3,339           2,225
  Other assets                                                   2,504           3,250
    Total assets                                          $     98,525    $    100,455

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $      6,053    $      6,361
  Accrued expenses and other                                    17,603          17,857
  Current liabilities of discontinued operations                   628           2,797
  Current portion of long-term debt                              2,678           6,376
    Total current liabilities                                   26,962          33,391

Other long-term liabilities                                      9,279           8,997

Long-term liabilities of discontinued operations                 3,149           1,954
Long-term debt, less current portion                            10,697          12,580
    Total long-term liabilities                                 23,125          23,531

    Total liabilities                                           50,087          56,922

Commitments and Contingencies                                       --              --

Preferred Stock of subsidiary, $1.00 par value;
 1,467,396 shares authorized, 1,284,730 shares
 issued and outstanding, liquidation value
 $1.00 per share                                                 1,285           1,285

Stockholders' equity:
    Preferred Stock, $.001 par value; 2,000,000 shares
     authorized, 0 and 2,500 shares issued and
     outstanding, respectively                                      --              --
    Common Stock, $.001 par value; 75,000,000 shares
     authorized, 45,813,916 and 42,749,117 shares
     issued, including 988,000 shares held as treasury
     stock, respectively                                            46              43
  Additional paid-in capital                                    82,180          80,902
  Accumulated deficit                                          (33,211)        (36,794)
  Interest rate swap                                                --             (41)
                                                                49,015          44,110

  Less Common Stock in treasury at cost; 988,000 shares         (1,862)         (1,862)

    Total stockholders' equity                                  47,153          42,248

    Total liabilities and stockholders' equity            $     98,525    $    100,455

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             03/07/2006
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or James Kautz or J. Todd Atenhan, both of EPOCH Financial Group, Inc., +1-888-917-5105, or jkautz@epochfinancial.com, or Herbert Strauss, European investor relations, +43-316-296-316, or herbert@eu-ir.comherbert@eu-ir.com, all for Perma-Fix/
    /Web site:  http://www.perma-fix.com /